                                                                  EXHIBIT 99D(2)


                             SUBADVISORY AGREEMENT


          AGREEMENT made this 1st day of October, 1998 by and between HSBC ASSET MANAGEMENT AMERICAS INC, (the "CLIENT") and DELAWARE INTERNATIONAL ADVISERS LIMITED of Third Floor, 80 Cheapside, London EC2V 6EE England ("DELAWARE").

          1. The CLIENT hereby appoints DELAWARE to manage funds in the International Equity Fund series (the "Fund") of HSBC Mutual Funds Trust (the "Trust") under the terms set forth below and represents that the CLIENT is duly authorized to enter into this Agreement and to delegate discretionary investment management with respect to the Fund to DELAWARE. DELAWARE hereby accepts such appointment.

          2. This Agreement shall take effect when a copy of this Agreement has been returned to DELAWARE duly signed on the CLIENT's behalf. Following commencement, this Agreement shall replace any agreement relating to the management of the Fund which may have been previously entered into between DELAWARE and the CLIENT. This Agreement shall continue in effect for a period of two years from the date of its execution and may be renewed thereafter only so long as such renewal and continuance are specifically approved by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund, and only if the terms and renewal hereof have been approved by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

          3. The CLIENT shall notify the Fund's custodian bank as to the appointment of DELAWARE as sub-adviser of the CLIENT with respect to the Fund. The CLIENT shall instruct the Fund's custodian bank to comply with instructions from DELAWARE given under the terms of this Agreement.

          4. DELAWARE shall have sole discretion with respect to investments of assets in the Fund and may purchase and sell any type of investment in any amount or proportion and on any market, all without prior consultation. DELAWARE shall, however, be bound by the investment policies and restrictions of the Fund as are set forth from time to time in the Fund's prospectus (the "Prospectus"), a copy of which shall be provided to DELAWARE by the CLIENT initially and upon each update, supplement or amendment thereto. Unless indicated in the Prospectus, and subject to Rule 17f-5 under the Investment Company Act of 1940, as amended (the "1940 Act"), there shall be no restrictions on the markets on which transactions may be made on the Fund's behalf. DELAWARE may, but shall not be obligated to, participate on behalf of the Fund in any class action, formal or informal reorganization or restructuring proposal, merger, combination, indenture revision, consolidation, bankruptcy, liquidation or similar plan, agreement or arrangement with respect to securities in the Fund and, upon prior written notice or notice by telephone from DELAWARE to the CLIENT of DELAWARE's intention to participate in such matters, DELAWARE shall automatically and without further action by the CLIENT or the Fund be appointed as the FUND's attorney-in-fact for any such purpose, including without limitation causing the Fund to be bound to any such plan, agreement or arrangement. Under the terms of the Investment Management Agreement between the CLIENT and the Trust, with respect to the Fund, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto.

          5. DELAWARE shall have the authority to select the brokerage firms through which orders shall be placed. DELAWARE may combine orders for the Fund with orders for other accounts or funds under management. DELAWARE may, subject to its duty to secure best execution for the Fund (which for these purposes shall disregard any benefit which might enure directly or indirectly to the Fund as a result of the arrangement hereinafter described), effect transactions with or through the agency of another person with whom DELAWARE has an arrangement under which that person will from time to time provide to or procure for DELAWARE services of other benefits the nature of which are such that their provision results, or is designed to result, in an improvement in DELAWARE's performance in providing services for its clients and for which DELAWARE makes no direct payment but instead undertakes to place business with that person. When orders are placed, DELAWARE shall issue suitable instructions to the Fund's custodian bank with respect to deliveries and payments.

          6. DELAWARE shall under no circumstances act as custodian for the Fund or have possession of any assets of the Fund. Accordingly, arrangements for the registration and identification of ownership and safe custody of documents of title must be made by the CLIENT or the Fund with a custodian bank which is selected by the Fund.

          7. DELAWARE shall provide periodic statements to the CLIENT at quarterly or such other intervals as DELAWARE and CLIENT shall agree but in any event not less frequently than every six months. Such statements will show all investments in the Fund and will contain details of the measure of portfolio performance. If the CLIENT provides instructions to DELAWARE as to the format of the periodic statements, such format may vary from the periodic statement format set forth in the rules of IMRO (as defined below). For purposes of such reports, securities in the Fund will normally be valued at mid-market prices as of the close of business on the last business day of the applicable period.

          8. It is understood that DELAWARE may perform similar services for other clients or funds and that the investment action taken for each client or fund may differ.

          9. DELAWARE shall not be liable for any loss incurred with respect to the Fund due to errors of judgment when it has acted in good faith and has not been grossly negligent; nor shall DELAWARE be responsible for any loss incurred by reason of any act or omission of the CLIENT, any bank, broker, the Fund's custodian bank, any administrator, transfer agent or distributor, or any director, officer, or trustee of the Trust, whether appointed by or on behalf of DELAWARE, the CLIENT or the Fund. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable law, including applicable U.S. state and federal securities laws and the Financial Services Act 1986 of the United Kingdom ("FSA"), or any rules or regulations adopted under any of those laws.

          10. As compensation for its services hereunder, the CLIENT shall pay to DELAWARE a monthly fee, within 15 business days following the end of each month, based upon the average daily net assets of the Fund during the month. The following annual fee rates, exclusive of Value Added Tax, if applicable, shall apply:


                           Annual Fee Rate
Market Value               as a Percentage
of the Account             of Market Value
--------------             ---------------

First $20 Million               0.75%

Next $30 Million                0.50%

Next $50 Million                0.40%

Thereafter                      0.35%

          Subject to a minimum account size of $20 Million (or fees equivalent thereto).

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days during which this Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 10 days after the date of effectiveness of the termination.

          11. The CLIENT shall cause all proxies received by it or the Fund or on its or the Fund's behalf by the Fund's custodian bank to be delivered to DELAWARE on a timely basis. DELAWARE shall be authorized to vote on behalf of the Fund proxies relating to securities held in the Fund's portfolio, provided, however, that DELAWARE will comply with any written instructions received from the CLIENT as to the voting of proxies.

          12. Notwithstanding Section 2 hereof, this Agreement may be terminated by the CLIENT of the Fund at any time, without the payment of a penalty, on sixty days' written notice to DELAWARE of the CLIENT's or the Fund's intention to do so, in the case of the Fund pursuant to action by the Board of Trustees of the Trust or pursuant to vote of a majority of the outstanding voting securities of the Fund. DELAWARE may terminate this Agreement at any time, without the payment of a penalty on sixty days' written notice to the CLIENT and the Fund of its intention to do so. Termination will be without prejudice to the completion of transactions already initiated, which shall be completed in accordance with DELAWARE's usual practice. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of effectiveness of such termination, except for the obligation of the CLIENT to pay DELAWARE the fee provided in Section 10 hereof, prorated to the date of effectiveness of the termination. This Agreement shall automatically terminate in the event of its assignment.

          13. DELAWARE represents that it is duly registered with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended. The CLIENT acknowledges receipt of a copy of Part II of DELAWARE's current Form ADV, at least 48 hours prior to the signing of this Agreement.

          14. DELAWARE is a member of, and is regulated in the conduct of its investment business by, the Investment Management Regulatory Organization Limited ("IMRO") and is bound by the Conduct of Business Rules of IMRO. Based on information that the CLIENT has furnished to DELAWARE, DELAWARE believes that the CLIENT is a "Non-Private Customer" as defined by IMRO and proposes to treat the CLIENT as such. In accordance with IMRO's rules, DELAWARE hereby notifies the CLIENT as follows:

               (a) Unless otherwise expressly stated in the Prospectus, DELAWARE may advise on or effect transactions in units in collective investment schemes which are Unregulated Collective Investment Schemes.

               (b) Unless otherwise expressly stated in the Prospectus, DELAWARE may effect transactions in derivatives (meaning options, futures, contracts for differences) on the Fund's behalf only for the purposes of defensive currency hedging and/or interest rate hedging transactions, whether or not those transactions are under the rules of a Recognized or Designated Investment Exchange and whether or not those transactions are executed using a standard contract of such an Exchange. Such transactions may be "Contingent Liability Transactions" (i.e., transactions under which there is a liability to make further payments, other than charges and whether or not secured by margin, when the transaction is due to be completed or upon the earlier closing out of the position). The amount of funds which may be committed by way of margin may not exceed 20% of the value of the

Fund when the investment is made. In the event that the margin required at any time exceeds 20% of the value of the Fund as a result of further margin calls at any time, DELAWARE may at its discretion close out the Fund's position.

               (c) The CLIENT acknowledges that, solely with respect to temporary overdrafts resulting from settlement delays, the Fund's account with its custodian bank may be overdrawn from time to time.

               (d) To the extent not prohibited by applicable law or the Prospectus, DELAWARE shall be entitled, without prior reference to the CLIENT, to effect transactions for the Fund in which DELAWARE has directly or indirectly a material interest (other than an interest arising solely from its participation in the transaction) or a relationship with another party which may involve a conflict with its duty to the CLIENT or the Fund. Such transactions may include, among other things, the following:

                   (i) Buying an investment from or selling an investment to the Fund when acting as a principal or as an agent for an Associate of DELAWARE or a client thereof;

                   (ii) Acting in the same transaction as both an agent for the Fund and also as an agent for the counterparty;

                   (iii) Purchasing, holding or selling for the benefit of the Fund securities issued or guaranteed by companies in which DELAWARE or an Associate of DELAWARE, or any of their directors or employees, has an interest, through holding or dealing in its securities, serving as a director or otherwise; and

                   (iv) Purchasing, holding or selling for the benefit of the Fund securities issued by an Associate of DELAWARE or by a client of DELAWARE or any of its Associates.

               (e) DELAWARE has provided the CLIENT with a list of its current Soft Commission Agreements and the CLIENT acknowledges receipt of that list. DELAWARE's Soft Commission policies are described in Section 5 of this Agreement and in Part II of DELAWARE's Form ADV.

          15. Except as expressly otherwise provided herein any notice provided for or required hereunder shall be in writing and sent to the person and place indicated below or to such other person or place as the respective party may designate by notice hereunder.

          16. Any complaint hereunder should be referred to Mr. John Emberson, DELAWARE's Compliance Officer. If within two months after the complaint is made it has not been resolved to the CLIENT's satisfaction the complaint will be notified to IMRO. The CLIENT may make its complaint directly to the office of the Investment Ombudsman appointed by IMRO. If DELAWARE is unable to meet any liabilities to the CLIENT, the CLIENT will have such rights to compensation as may be prescribed form time to time by the Securities and Investments Board of the United Kingdom. A statement describing those rights is available from Mr. John Emberson.

          17. For purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities; "interested person;" and "assignment" shall have the meanings defined in the 1940 Act.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized representatives as of the date and the year first above written.

HSBC ASSET MANAGEMENT                       DELAWARE INTERNATIONAL
AMERICAS INC.                               ADVISERS LIMITED


By:__________________________               By:____________________________
   Name:                                       Name:
   Title:                                      Title:

Attest:______________________               Attest:________________________
       Name:                                       Name:
       Title:                                      Title:

Employer Identification                     Employer Identification
Number:______________________               Number:  98-0117968
                                                     ----------

Designee for Notice:                        Designee for Notice:
[__________________________]                David G. Tilles
HSBC Asset Management Americas, Inc.        Managing Director
140 Broadway                                DELAWARE International Advisers
New York, NY  10005                         Ltd.
USA
                                            Third Floor
                                            80 Cheapside
                                            London, EC2V 6EE
                                            England

   DELAWARE International Advisers Ltd.'s Policy relating to Soft Commission
                                   Agreements

  1.    (a)  We pay commissions to brokers because we regard commissions as a necessary incentive to secure the best performance and service from our brokers.

        (b) Our policy in relation to soft commission agreements is as follows: we use customers' commissions to secure services such as advice, information and research from brokers, for example, Reuters screens and various stock exchanges quotation services. It is our policy to use our customers' commissions to secure those services, however sourced, for the benefit of our customers.

        (c) We have soft dollar agreements in place with the brokers detailed in paragraph 2, whereby we may use your commission in executing agency transactions with those brokers, and those brokers may provide to us various permitted goods or services (such as payment of our invoices for quotation services), which can reasonably be expected to assist us in the provision of investment services to our customers and which are in fact used for the benefit of our customers.

        (d) From time to time, we may receive additional services from other counterparties. We are satisfied that these investment related services assist us in the performance of our advisory duties and allow us to provide a cost effective service.

  2. The brokers with whom we currently have soft commission agreements are:

  Hoenig & Company Limited
  Instinet Investment Services Ltd.
  Brockhouse & Cooper Inc.
  JB Were & Co. Ltd.